UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities and Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

*** ANNUAL MEETING WAS ADJOURNED ***

PLEASE VOTE YOUR SHARES IMMEDIATELY

Dear Fellow Vaxart, Inc. Stockholder:

The Annual Meeting of Stockholders of Vaxart, Inc. (Nasdaq: VXRT), held on June 7, 2022 was adjourned until July 6, 2022 in order to solicit more votes for Proposal 2, the proposal to adopt an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of our common stock, requires a majority of the outstanding shares to be approved.

On June 22, 2022, the company held live question-and-answer session via webcast during which Andrei Floroiu, President and Chief Executive Officer, Dr. Sean Tucker, SVP and Chief Scientific Officer, and Dr. James Cummings, Chief Medical Officer, provided an overview of the Company’s oral vaccine programs and answered stockholder questions.

A replay of the webcast is available on the Investors page of the Company’s website at www.vaxart.com.  We hope that you will watch the webcast to learn more about the Company and also vote your shares in favor of the proposal to adopt an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of our common stock (Proposal 2) at the adjourned annual meeting if you had not previously voted.  If you had previously voted against the Proposal 2 we hope that you will reconsider that vote.

Proposal 2 benefits the company and its investors in many ways. First, I want to remind you that Proposal 2 was supported by both leading proxy advisory firms, ISS and Glass Lewis. These firms indicate their support for proposals they believe benefit shareholders, not management or insiders.

So, how does Proposal 2 benefit the company, and therefore you the shareholders? Well, this proposal allows the Company to be able to take advantage of favorable market conditions to raise capital, maintain a strong financial position, and continue to invest in progressing our platform. For instance, these additional shares would allow us to take advantage of any market rebound, whether broader based or because COVID-19 stocks appreciate again if a new wave develops. Or, if we have a positive data readout from our COVID-19 study, and our stock appreciates, these additional shares will allow us to take advantage of that.

More generally, maintaining a strong financial position benefits the Company in so many ways: it puts us in a stronger competitive position, makes us a more attractive partner to governments, and could allow us to fend off low-ball takeover attempts.

Finally, but very importantly, passing Proposal 2 will allow us to continue to use stock options to attract and retain talent, and to align the interests of our employees with yours. This is a very important point: being able to offer stock options is a very important tool that allows us not only to attract and retain talent, but to select those people that are passionate about our potential.

Because of the higher required vote for Proposal 2, every stockholder’s vote is important no matter how many shares you may own.  Please submit your proxy as soon as possible. Stockholders of record on April 11, 2022 who have not yet voted should do so by 11:59 p.m. Eastern Time on July 5, 2022.

The fastest and easiest way to vote or change your vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.

WE URGE YOU TO VOTE TODAY

Thank you for your investment in Vaxart, Inc. and taking the time to vote your shares.

Sincerely,

Andrei Floroiu

Chief Executive Officer